Exhibit 99.1

NEWS RELEASE

For more information, please contact:

Teleglobe:	Lippert/Heilshorn & Associates:
Pierre Duhamel, CFO	Jody Burfening/Carolyn Capaccio
Tel: 514.868.7200	Tel: 212.838.3777
John Landau/Megan Cannell	Email: ccapaccio@lhai.com
Tel: 609.750.3262
Email: mcannell@itxc.com

Teleglobe International Holdings Ltd Announces

First Quarter 2005 Results

Hamilton Bermuda – May 11, 2005 — Teleglobe International Holdings Ltd (NASDAQ:TLGB), a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, announced today unaudited first quarter 2005 results for the period ended March 31, 2005.

First quarter 2005 revenue was $255.3 million versus $280.2 million in the fourth quarter of 2004 and $214.5 million in the first quarter of 2004. Net loss for first quarter 2005 was $8.4 million versus $9.2 million in the fourth quarter of 2004 and net income of $2.5 million in the first quarter of 2004. Net loss attributable to common shareholders for the first quarter of 2005 was $8.4 million or $(0.22) per share versus $9.2 million, or $(0.23) per share in the fourth quarter of 2004 and income of $105,000, or $(0.00) per share in the first quarter of 2004. Prior period financials are not comparable as ITXC Corp. (ITXC) results were included for the full period in first quarter 2005 and fourth quarter 2004 and not at all in the year-ago period. The merger with ITXC and related transactions were consummated on May 31, 2004. As of March 31, 2005, the company had 39,105,756 shares outstanding.

First quarter 2005 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.9 million including a $1.9 million loss from foreign exchange translations versus $11.2 million including a $2.7 million gain from foreign exchange translations in the fourth quarter of 2004. These figures exclude integration expenses and professional fees incurred in connection with the Company’s internal Foreign Corrupt Practices Act (“FCPA”) investigation of $2.0 million and $3.6 million from each period, respectively. EBITDA is a non-GAAP concept (see non-GAAP financial data footnote in this press release).

Liam Strong, president and CEO of Teleglobe, stated, “Teleglobe’s first quarter results reflect our progress in delivering our integration synergies, offset to some extent by investments in productivity, new product introductions and Sarbanes-Oxley compliance in the quarter. Voice volume growth was limited in Q1 primarily by the pending unification of our VoIP and TDM networks. However, since March, we have made good progress in integration and improving gross margin on routes unified. By the end of April, 66% of our voice network was unified, and we are on track to complete integration by the end of May, providing significantly greater precision in control over pricing, routing and costing, the key factors in improving gross margin. Data volume continued its pattern of solid sequential volume increases. However, both data and value-added services revenues decreased slightly due to planned pricing actions on certain customer contracts. Gross margin contribution remained largely stable in spite of revenue decline due to integration benefits in network costs and telecommunications expenses. Finally, we increased our cash balance by $8 million through improved capital spending efficiency as well as active working capital management.”

Mr. Strong continued, “In the second quarter, we are on track to complete the ITXC integration and to deliver $30 million in annual synergies as network unification sustains gross margin, increased automation lowers SG&A, and VoIP efficiencies reduce capital expenditures. We continue to use some of these synergies to continue to invest in new product introductions and efficiency projects. Approximately 70% of synergies were included in the first quarter run rate and the balance is planned to be achieved by the end of the second quarter as our voice business is fully integrated.”

Fourth Quarter 2005 Outlook

Based upon its 2005 strategic plan, Teleglobe currently targets the achievement of the following results for the fourth quarter of 2005:

•	Revenue in the range of $275 million to $310 million compared to $255 million in first quarter 2005, given an expectation of voice volume recovery after integration completion and some gains from seasonality

•	Gross margin in the range of 15% to 17% compared to 17% in first quarter 2005, given the expectation of a higher contribution of voice revenue in the mix, stable IP revenues, and some incremental contribution from value-added mobile services revenues

•	SG&A percent to sales in the range of 11% to 13% assuming a full ITXC synergy run rate and the completion of efficiency projects

•	Capital expenditure continuing at 2% to 3% of revenue

Mr. Strong concluded, “For the remainder of the year, we are focused on the shift to a lower cost, more efficient operating platform. On this platform, we plan to expand our portfolio of mobile applications services and to launch new value-added products in our IP business. Our opportunities in these higher-growth segments should begin contributing to sales and gross margin in the fourth quarter of the year. “

Non-GAAP Results

EBITDA (Earnings before interest, taxes, depreciation, and amortization) for first quarter 2005 was $3.9 million versus $7.7 million in the fourth quarter 2004 and $10.5 million in the first quarter of 2004. EBITDA is a non-GAAP concept, differing from GAAP measures in that it excludes net interest expense, taxes, depreciation and amortization. A more detailed reconciliation of the differences between GAAP and non-GAAP results is included in the financial tables in this press release.

Non-GAAP Financial Data

We are presenting EBITDA (Earnings before interest, taxes, depreciation and amortization) and Gross Margin because management considers them to be important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA and Gross Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

•	EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA and Gross Margin differently than we do, limiting their usefulness as a comparative measure.

•	The Gross Margin calculation excludes any depreciation or amortization relating to property, equipment and intangible assets required to generate revenues.

Because of these limitations, we rely primarily on the GAAP results and use EBITDA and Gross Margin only as supplemental measures.

Adjusted EBITDA is a further supplemental measure of our performance. We compute Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that management does not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the NASDAQ under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,400 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

With an annual run-rate of over 13 billion minutes, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.

Forward-looking Statements

Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.

Actual results could differ materially from those projected in the companies’ forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in the Form 10-Q that will be filed by Teleglobe on or before May 16, 2005.

-Tables to Follow-

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (Unaudited) (USD$, 000’s):

Consolidated Statement of Operations - Selected Information

	Q1-2005	Q4-2004	Q1-2004
Revenues	$255,307	$280,165	$214,544

Telecommunication expenses	189,580	211,968	154,356
Network expenses, exclusive of amortization and depreciation	22,779	23,651	23,734

Total telecommunication and network expenses	$212,359	$235,619	$178,090

Selling, general & administrative, bad debt expenses, stock based compensation, restructuring charges, foreign exchange loss (gain) and other income	$39,046	$36,866	$25,905

Net (loss) income	$(8,445)	$(9,150)	$2,480

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s) (Unaudited):

Consolidated Balance Sheet as at the Period Indicated – Selected Information

	March 31, 2005	December 31, 2004
Cash, Marketable Securities and Restricted Cash	$41,898	$34,060
Accounts Receivable	198,155	210,588
Other Current Assets	13,647	10,189

Total Current Assets	253,700	254,837

Property and Equipment	131,277	134,083
Intangible Assets	142,826	143,231
Other Non-Current Assets	22,408	21,638

Total Assets	$550,211	$553,789

Accounts Payable and Accrued Liabilities	$281,750	$275,645
Other Current Liabilities	5,858	6,065

Total Current Liabilities	287,608	281,710

Other Non-Current Liabilities	12,829	13,929
Senior Notes	100,000	100,000
Total Equity	149,774	158,150

Total Liabilities and Shareholders’ Equity	$550,211	$553,789

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s) (Unaudited):

*Reconciliation of EBITDA to GAAP Measure for the periods indicated

	Q1-2005	Q4-2004	Q1-2004
Net (loss) income	$(8,445)	$(9,150)	$2,480
Add:
Interest expense, net	3,932	6,217	2,389
Income tax expense (recovery)	(287)	676	148
Depreciation	6,247	7,111	4,129
Amortization of intangible assets	2,455	2,826	1,403

EBITDA	$3,902	$7,680	$10,549
Add:
Integration costs	1,331	2,611	800
Professional fees incurred in connection with Foreign Corrupt Practices Act investigation	664	954	—

Adjusted EBITDA	$5,897	$11,245	$11,349
*Reconciliation of Gross Margin to GAAP Measure for the periods indicated
	Q1-2005	Q4-2004	Q1-2004
(Loss) income before income taxes	$(8,732)	$(8,474)	$2,628
Add:
Interest expense, net and other income	3,956	6,112	2,381
Foreign exchange loss (gain)	1,926	(2,714)	485
Depreciation	6,247	7,111	4,129
Amortization of intangible assets	2,455	2,826	1,403
Bad debt expense (recovery)	(847)	645	(1,087)
SG&A, stock based compensation and restructuring charges	37,943	39,040	26,515

Gross Margin	$42,948	$44,546	$36,454

Gross Margin as a Percentage of Revenue	16.8%	15.9%	17.0%

Revenue Information

The following table presents relevant revenue-related information for the periods indicated for Teleglobe International Holdings Ltd (Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended December 31, 2004	Three Months Ended March 31, 2004
Revenues per line of business (in millions of U.S. dollars)
Voice – transport	$206	$228	$166
Data – transport	26	27	28
Value - added services	23	25	21

Total	$255	$280	$215

Total revenues excluding Bell Canada (1) revenues	$228	$246	$192
Percentage of revenues from Bell Canada (1)	10.6%	12.3%	10.5%

Minutes of traffic (in millions)
Voice – transport	3,432	3,536	2,092
Other	63	62	50

Total	3,495	3,598	2,142
Average voice revenue per minute	$0.060	$0.065	$0.079

Geographic distribution of revenues
Asia	8%	8%	9%
Canada	15%	17%	13%
Europe	32%	31%	30%
USA	31%	30%	33%
Latin America	4%	4%	5%
Other	10%	10%	10%

Total	100%	100%	100%

[1]	Bell Canada is Canada’s largest telecommunications company.

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